Consent of Independent Registered Public Accounting Firm

The Board of Trustees of The MainStay Funds, Eclipse Funds Inc., Eclipse Funds and ICAP Funds, Inc.:

We consent to the use of our reports dated December 23, 2009, with respect to the financial statements of The MainStay Funds comprising MainStay Common Stock, MainStay Convertible, MainStay Diversified Income, MainStay Equity Index, MainStay Global High Income, MainStay Government, MainStay High Yield Corporate Bond, MainStay Income Builder, MainStay International Equity, MainStay Large Cap Growth, MainStay MAP, MainStay Money Market, MainStay Principal Preservation and MainStay Tax Free Bond Funds, and Eclipse Funds comprising MainStay Balanced and MainStay U.S. Small Cap Funds, and Eclipse Funds Inc. comprising MainStay 130/30 Core, MainStay 130/30 Growth, MainStay 130/30 International, MainStay Cash Reserves, MainStay Conservative Allocation, MainStay Epoch U.S. All Cap, MainStay Floating Rate, MainStay Growth Allocation, MainStay Growth Equity, MainStay High Yield Opportunities (formerly MainStay 130/30 High Yield), MainStay Indexed Bond, MainStay Intermediate Term Bond, MainStay Moderate Allocation, MainStay Moderate Growth Allocation, MainStay Retirement 2010, MainStay Retirement 2020, MainStay Retirement 2030, MainStay Retirement 2040, MainStay Retirement 2050, MainStay S&P 500 Index and MainStay Short Term Bond Funds, and ICAP Funds, Inc., comprising the MainStay ICAP Equity, MainStay ICAP Global, MainStay ICAP International and MainStay ICAP Select Equity Funds (collectively the “Funds”), as of and for the year ended October 31, 2009, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and in the introduction to and under the headings “Disclosure of Portfolio Holdings” and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in this Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 22, 2010